UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 26, 2011
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, NM 87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 26, 2011, EMCORE Corporation (“the Company”) announced that it has entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Shanghai Di Feng Investment Co. Ltd. (the “Investor”), pursuant to which the Company will issue and sell an aggregate of 4,407,603 shares of its common stock, no par value (the “Shares”) for a purchase price of $2.19 per share (the “Purchase Price”) in a private placement transaction (the “Placement”). The Company will receive aggregate gross proceeds of approximately Nine Million Six Hundred Fifty Two Thousand Six Hundred Fifty U.S. Dollars ($9,652,650). The Company intends to use the proceeds of the Placement for working capital and general corporate purposes. The Shares were offered solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), in reliance on the exemptions from registration afforded by Section 4(2) of the Act.

As a condition to the consummation of the Placement, the Investor must obtain the applicable authorizations, approvals or permits from various government agencies of China, including, but not limited to, the applicable levels of the National Development Reform Commission, the Ministry of Commerce, and State Administration of Foreign Exchange. These authorizations and approvals are required for the lawful purchase of the Shares, and the purchase and procurement by the Investor of the U.S. dollars necessary for the payment of the Purchase Price pursuant to the Purchase Agreement.

In connection with the Placement, the Company also entered into a Registration Rights Agreement with the Investor (the “Rights Agreement”). Pursuant to the Rights Agreement, the Company agreed to register the Shares with the Securities and Exchange Commission (“SEC”) on a Form S-1 within 60 days of the closing of the purchase of the Shares under the Purchase Agreement (the Closing”), and to use its commercially reasonable efforts to have the registration statement declared effective within 120 days of the Closing. If the registration statement is not filed or declared effective within specified time periods, or upon the occurrence of certain other events that would prevent the Investor from selling the Shares, the Investor will be entitled to receive liquidated damages, up to certain maximums and other limitations, in cash equal to 1.5% of the purchase price for each Share that at such time remains subject to resale restrictions. The Company and the Investor also each granted customary indemnification rights to the other in connection with the registration statement.

The foregoing descriptions of the terms of the Placement, the Purchase Agreement and the Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and the Rights Agreement. The Purchase Agreement is attached as Exhibit 10.1 and the Rights Agreement is attached as Exhibit 4.1 to this Current Report on Form 8−K and they are incorporated herein by reference in their entirety.

A copy of the Company’s press release announcing this Placement is attached as Exhibit 99.1.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above with respect to the Placement of the Shares is incorporated by this reference into this Item 3.02. The Purchase Agreement and Rights Agreement executed in connection therewith contain representations to support the Company’s reasonable belief that, among other things, the Purchasers had access to information concerning its operations and financial condition, that the Investor acquired the Shares for their own account and not with a view to the distribution thereof, and that the Investor is an “accredited investor” as such term is defined in Regulation D promulgated under the Act.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

4.1	Registration Rights Agreement dated April 26, 2011 by and between EMCORE Corporation and Shanghai Di Feng Investment Co. Ltd.

10.1	Stock Purchase Agreement dated April 26, 2011, by and between EMCORE Corporation and Shanghai Di Feng Investment Co. Ltd.

99.1	Press Release, dated April 26, 2011, issued by EMCORE Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: April 26, 2011	By: /s/ Hong Q. Hou

Name: Hong Q. Hou
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Registration Rights Agreement dated April 26, 2011 by and between EMCORE Corporation and Shanghai Di Feng Investment Co. Ltd.

10.1	Stock Purchase Agreement dated April 26, 2011, by and between EMCORE Corporation and Shanghai Di Feng Investment Co. Ltd.

99.1	Press Release, dated April 26, 2011, issued by EMCORE Corporation